Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION AND NYSTRS

FORM JOINT VENTURE TO ACQUIRE MIDWEST RETAIL PROPERTIES

OAK BROOK, Ill. (October 14, 2004) – Inland Real Estate Corporation (NYSE: IRC) and the New York State Teachers’ Retirement System (NYSTRS) today announced the formation of a strategic joint venture. NYSTRS was advised by Morgan Stanley Real Estate Advisor, Inc. The joint venture has been formed to acquire up to $400 million of neighborhood and community retail centers located in Inland Real Estate’s targeted markets throughout the Midwest.

Upon the initial closing, Inland Real Estate will contribute eight retail centers with an approximate net equity value of $100 million, and NYSTRS will contribute approximately $50 million of equity capital. In addition, NYSTRS has committed to contribute, subject to satisfying certain conditions, an additional $100 million for future acquisitions, for a total contribution of approximately $150 million. Inland Real Estate has also agreed to invest, subject to satisfying certain conditions, an additional $100 million in the joint venture. The joint venture will acquire additional assets using leverage consistent with Inland’s existing business plan during the next two years to achieve its investment objectives.

Inland Real Estate will be the managing member of the venture and will perform the venture’s property management and leasing functions, and expand its successful operating platform. Inland will earn fees for services provided to the venture, and has the opportunity to earn an enhanced return if certain performance hurdles are met.

“We are pleased to have the endorsement of such a high-quality institutional investor,” said Mark Zalatoris, Chief Operating Officer for Inland Real Estate Corporation.  “Our partnership with NYSTRS will enable us to further diversify our capital resources, and will allow us to enhance our growth by expanding our core strategy of acquiring high-quality shopping centers in infill Midwest markets.”

“Inland has demonstrated a long-standing commitment to acquiring and managing high-quality retail assets in the Midwest region,” said Dave Hardman, Head of U.S. Real Estate Investing at Morgan Stanley. “We look forward to partnering with Inland to fulfill NYSTRS’ investment strategy.”

Silver Portal Capital, LLC served as Inland Real Estate’s exclusive financial adviser and placement agent on this transaction.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns 139 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States. With $1.3 billion in assets and more than 12.4 million square feet of retail space, it is one of the Midwest’s largest owner/operators of neighborhood and community shopping centers.

Inland’s assets are primarily located in the Chicago metropolitan area. The company also has a substantial presence in the Minneapolis-St. Paul area, with 29 properties totaling 2.5 million square feet, and owns assets selectively in southern Wisconsin, downstate Illinois and other Midwest markets. To learn more about the Company, please visit http://www.inlandrealestate.com.

About Morgan Stanley

Morgan Stanley Real Estate is comprised of three global real estate businesses: Investing, Banking, and Lending. Since 1991, Morgan Stanley has acquired more than $41 billion of real estate assets worldwide and currently manages $28.7 billion in real estate assets on behalf of its clients. Using its own capital, Morgan Stanley also originates upwards of $7 billion in commercial mortgages annually. In addition, Morgan Stanley Real Estate provides a complete range of investment banking services including merger, acquisition and restructuring advisory and recapitalizations, as well as public and private debt and equity financing. Morgan Stanley established its real estate organization in 1969.

Morgan Stanley (NYSE: MWD) is a global financial services Firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 27 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.